CENTERPLATE REPORTS GROWTH IN SALES AND EBITDA
FOR FIRST QUARTER 2006
SPARTANBURG, S.C., XX, 2006 — Centerplate, Inc. (AMEX: CVP; TSX: CVP.un), today reported financial results for the first quarter ended April 4, 2006. Net sales increased by $6.3 million, or almost 6%, to $113.5 million, compared to net sales of $107.2 million for the first quarter of 2005. Adjusted earnings before interest, income taxes, depreciation and amortization (EBITDA) for the first quarter were $3.5 million, compared to $2.5 million in the first quarter of 2005.
Net sales for the first quarter 2006 increased primarily due to higher sales at the company’s convention centers and arenas ($7.1 million and $6.5 million, respectively). The improvement at convention centers was partially due to an increase in the number of events. Increases at the company’s arenas stemmed from the resolution of the National Hockey League (NHL) lock-out and the Atlantic Coast Conference (ACC) and National Collegiate Athletic Association (NCAA) basketball tournaments held in a number of the company’s facilities. Partially offsetting these improvements was a decline in sales of $5.6 million at the company’s National Football League (NFL) facilities. Four fewer NFL games were played in the first quarter of 2006, compared to the first quarter of 2005, because of variations in NFL schedules. In addition, the Louisiana Superdome was closed and the New Orleans Arena was open on a limited basis in the wake of Hurricane Katrina, causing a $3.5 million decline in sales.

“We are very pleased with our first quarter results,” said Janet L. Steinmayer, President and Chief Executive Officer of Centerplate. She added, “Our focus in 2006 is to continue to execute on our strategic initiatives — Culinary Excellence, Branded Concepts, Speed of Service and Design — while keeping our overhead expenses flat as compared to last year. This quarter’s strong results demonstrate that we are on the right track.”
The company reported a net loss of $5.6 million, or $0.25 per share, compared to a net loss of $4.4 million, or $0.20 per share, in the first quarter of 2005. The increased loss was primarily due to higher interest expense under the April 1, 2005 credit agreement.
As previously announced, Centerplate will make its 29th monthly distribution to IDS holders on May 19, 2006 at the anticipated annual rate of approximately $1.56 per IDS.
Centerplate will discuss its first quarter 2006 financial results on a conference call today, Wednesday, May 3 at 5:30 p.m. eastern daylight time. Interested parties may participate in the call by dialing 877-407-8029 approximately 10 minutes before the call is scheduled to begin. International callers should dial 201-689-8029. An audio webcast of the conference call can also be accessed via www.centerplate.com. For individuals unable to participate in the conference call, a telephone replay will be available from 8:00 p.m. on May 3, 2006 through midnight on May 23, 2006. The replay can be accessed domestically by dialing 877-660-6853. For international callers, the dial-in number is 201-612-7415. The replay account number for the call is 252 and the pass code is 200526.
About Centerplate
Centerplate is a leading provider of food and related services, including concessions, catering, merchandise and facility management services, at sports facilities, convention centers and other entertainment venues. Visit the company online at www.centerplate.com.

Presentation of Information in this Press Release
Centerplate presents adjusted EBITDA because covenants in the indenture governing the company’s subordinated notes contain ratios based on this measure. A reconciliation of adjusted EBITDA to net income or loss is included in the attached tables.
Forward-Looking Statements
The information contained in this news release, other than historical information, includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Centerplate believes that the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to have been correct or that they will occur. Important factors beyond Centerplate’s control, including general economic conditions, consumer spending levels, changing trends in our business and competitive environment, adverse weather conditions and other factors, as well as the risks identified in the prospectus, relating to the offering of IDSs, and our most recent annual report on Form 10-K could cause actual results to differ materially from Centerplate’s expectations. Centerplate undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
Contact Information
Gael Doar
Director of Communications
203-975-5941
gael.doar@centerplate.com
(Financial Tables Follow)

CENTERPLATE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Thirteen Weeks Ended
	April 4,	March 29,
	2006	2005
	(In thousands, except share data)
Net sales	$113,505	$107,220

Cost of sales	95,660	89,031
Selling, general and administrative expense	14,683	15,766
Depreciation and amortization	7,051	6,805
Contract related losses	100	—

Operating loss	(3,989)	(4,382)

Interest expense, net	6,539	5,400

Other income, net	(322)	(86)

Loss before income taxes	(10,206)	(9,696)

Income tax benefit	(4,608)	(5,263)

Net loss	$(5,598)	$(4,433)

Basic and Diluted Net Loss per share with and without conversion option	$(0.25)	$(0.20)

Weighted average shares outstanding with conversion option	4,060,997	4,060,997
Weighted average shares outstanding without conversion option	18,463,995	18,463,995

Total weighted average shares outstanding	22,524,992	22,524,992

Dividends declared per share	$0.20	$0.20

CENTERPLATE, INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EARNINGS BEFORE INTEREST,
INCOME TAXES, DEPRECIATION, AND AMORTIZATION (UNAUDITED)

	Thirteen Weeks Ended
	April 4,	March 29,
	2006	2005
	(In thousands)
Net loss	$(5,598)	$(4,433)
Income tax benefit	(4,608)	(5,263)

Loss before income taxes	(10,206)	(9,696)
Adjustments:
Interest expense	6,539	5,400
Depreciation and amortization	7,051	6,805

EBITDA (1)	$3,384	$2,509

The following adjustments to EBITDA were made to compute Adjusted EBITDA:

EBITDA	$3,384	$2,509
Adjustments:
Contract related losses (2)	100	—

Adjusted EBITDA (1)	$3,484	$2,509

(1)	EBITDA is not a measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net income (loss) as an indicator of operating performance or to cash flows as a measure of liquidity. We believe that EBITDA is an important measure of the cash returned on our investment in capital expenditures under our contracts. Adjusted EBITDA as defined in the indenture governing our subordinated notes issued in 2003, is determined as EBITDA as adjusted for transaction related expenses, contract related losses, other non-cash charges, and the former annual management fee paid to affiliates of Blackstone and GE Capital, less any non-cash credits. We present Adjusted EBITDA because covenants in the indenture governing our 2003 notes contain ratios based on this measure and it is used by management to among other things evaluate our ability to make interest and dividend payments.

(2)	Reflects non-cash expense for the write-off of contract rights associated with a terminated contract.

CENTERPLATE, INC.
SELECTED CONSOLIDATED CASH FLOW DATA (UNAUDITED)

	Thirteen Weeks Ended
	April 4,	March 29,
	2006	2005
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,598)	$(4,433)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	7,051	6,805
Amortization of deferred financing costs	643	382
Contract related losses	100	—
Noncash interest earned on restricted cash	(94)	—
Derivative noncash interest	(398)	(105)
Deferred tax change	(4,692)	(5,263)
Loss on disposition of assets	(13)	(1)
Other	5	(67)

Changes in assets and liabilities	1,434	(739)

Net cash used in operating activities	(1,562)	(3,421)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,235)	(3,532)
Proceeds from sale of property and equipment	17	329
Contract rights acquired	(3,218)	(4,644)
Restricted cash	—	(180)

Net cash used in investing activities	(4,436)	(8,027)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings — revolving loans	1,000	18,750
Principal payments on long-term debt	(269)	—
Payments of financing costs	—	(791)
Dividend payments	(4,460)	(4,460)
Decrease in bank overdrafts	(234)	(1,693)

Net cash provided by (used in) financing activities	(3,963)	11,806

INCREASE (DECREASE) IN CASH	(9,961)	358

CASH AND CASH EQUIVALENTS:
Beginning of period	41,410	24,777

End of period	$31,449	$25,135

CENTERPLATE, INC.
SELECTED CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)

	April 4,	January 3,
	2006	2006
	(In thousands)
ASSETS
Current assets	$85,109	$88,790
Property and equipment, net	47,646	49,725
Contract rights, net	79,776	80,557
Cost in excess of net assets acquired	41,142	41,142
Deferred financing costs, net	14,856	15,499
Other assets	47,689	42,312

TOTAL ASSETS	$316,218	$318,025

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$79,023	$70,822
Long-term debt	210,595	210,864
Other liabilities	6,698	6,384

Common Stock with conversion option, par value $0.01, exchangeable for subordinated debt, net of discount	14,352	14,352

Total stockholders’ equity	5,550	15,603

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$316,218	$318,025